Exhibit 99.1

NEWS RELEASE Dayton, OH February 22, 2008

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

Friday, February 22, 2008

MTC Signs Memorandum of Understanding to Settle Shareholder Litigation

Dayton, Ohio, February 22 – MTC Technologies, Inc. (Nasdaq Global Select Market: MTCT), an industry-recognized provider of aircraft modernization and sustainment, professional services, C4ISR, and logistics solutions to the Department of Defense and national security agencies, announced today that it has entered into a memorandum of understanding with regard to a proposed settlement of outstanding litigation.

As previously disclosed, on January 25, 2008, Superior Partners, an alleged MTC stockholder, filed a purported class action lawsuit on behalf of all MTC stockholders against MTC, all of the members of the board of directors of MTC, and BAE Systems. The settlement contemplated by the memorandum of understanding is subject to the execution by the parties of a definitive settlement agreement, and the approval of that agreement by the Court after notice to shareholders. The settlement is also conditioned upon the consummation of the proposed merger of MTC Technologies, Inc. with a wholly-owned subsidiary of BAE Systems, Inc. In connection with signing the memorandum of understanding, MTC today filed with the Securities and Exchange Commission a Form 8-K providing certain additional disclosures regarding its proposed merger with BAE Systems.

This document contains forward-looking statements, which involve a number of risks and uncertainties. MTC cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the execution by the parties of a definitive settlement agreement; the approval of that settlement agreement by the court; the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of MTC shareholders to approve the transaction; the risk that the acquisition may not be completed in the time frame expected by the parties; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that may affect future results are contained in MTC’s filings with the SEC, which are available at the SEC’s web site, http://www.sec.gov. MTC disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

MTC delivers Warfighter solutions involving systems engineering, information technology, intelligence, and program management services primarily to the Department of Defense. Cited by Forbes as 16th among the “25 Fastest Growing Technology Companies—2006;” by Washington Technology as 55th in revenue growth among the “Top 100” IT Federal Prime Contractors; and ranked 14th by Aviation Week & Space Technology among the “Top Performing Companies – 2007,” MTC employs approximately 2,900 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

For further information on MTC, visit the website at www.mtctechnologies.com.

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.